Exhibit 99.1

Ascent Solar Announces First Quarter 2016 Financial Results

EnerPlex Products’ Retail Footprint More than Doubles Including Over 1,000 Verizon Wireless Retail Locations Nationwide

THORNTON, CO--(Marketwired – May 12, 2016) Ascent Solar Technologies, Inc. (OTCQB: ASTI), a developer and manufacturer of state-of-the-art, flexible thin-film photovoltaic modules integrated into the company's EnerPlex™ series of consumer products, reported results for the first quarter ended March 31, 2016.
Financial Results for the First Quarter Ended March 31, 2016
Total net revenue for the first quarter of 2016 was $710,000, compared to $658,000 reported for the same period last year, which was an increase of about 8%. More importantly, net revenue for the period included $687,000 of product sales, compared to $533,000 for the three months ended March 31, 2015, representing a healthy increase of $154,000, or approximately 29%. The increase in product sales is a result of the Company’s expanded sales channels, growing acceptance of its product offerings, and increased recognition of the EnerPlex brand. Revenue from government research and development contracts decreased by $101,000 during the three months ended March 31, 2016 to $23,000.
Net product sales for the quarter reflected the typical seasonality of the consumer electronics industry, as well as the seasonality specific to the Company’s solar related products, where the first quarter has historically been the slowest. Nevertheless, net loss for the quarter totaled $10.5 million, which is a significant improvement of approximately 41% compared to a net loss of $17.8 million reported for the same period last year. This was due to a combination of increasing revenue, improved operational efficiencies, and significant reduction of non-cash interest expenses as a result of the senior secured note restructuring exercise that was announced in September and October of 2015. Going forward, the Company expects the operating expenses to remain relatively flat while the Company continues to increase revenue growth.
Management Commentary
“While we are not satisfied with the results after a strong fourth quarter reported in 2015, we are certainly in a much better position to further execute our growth plan in 2016,” said Victor Lee, President and CEO of Ascent Solar Technologies, Inc. “Given the continuous expansion of our retail footprint, particularly with the recently announced increased penetration of our distribution effort into more than 1,000 Verizon Wireless authorized retail stores, we remain optimistic on the opportunities ahead for growth.”
Mr. Lee concluded, “We are very excited about the increased visibility of our EnerPlex products in a growing number of reputable retailers. With entrance into several new retailers in the first half of the year, we are focused on delivering strong results heading into the second half of the year. We are also observing great traction in the high-value PV market, especially for the space, near-space and drone applications, which we believe will add to our revenue velocity going forward. We look forward to moving ahead and updating our shareholders as we execute on our growth strategy.”

About Ascent Solar Technologies:
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible plastic substrate materials that are more versatile and rugged than traditional solar panels. Ascent Solar modules, which were named one of TIME Magazine's 50 best inventions for 2011, can be directly integrated into consumer products and off-grid applications, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.goenerplex.com and www.ascentsolar.com.
Forward-Looking Statements:
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.
Ascent Solar Technologies Contacts

Investor and Media Relations
PCG Advisory Group

Investor Relations:
Adam Holdsworth
adamh@pcgadvisory.com
646-862-4607

Media Relations:
Sean Leous
sleous@pcgadvisory.com
646 863-8998